Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into by and between Statera Biopharma, Inc., a Delaware corporation, with an address at 2580 East Harmony Road, Suite 316, Fort Collins CO 80528 (“Licensor”), and Tivic Health Systems, Inc., a Delaware corporation, with an address at 47685 Lakeview Blvd., Fremont CA 94538 (“Licensee”) and made effective as of February 11, 2025 (“Effective Date”). Licensor and Licensee may hereinafter be individually referred to as a “Party” or collectively as “Parties.”

RECITALS

A. Licensor is the owner of or controls the Licensed Patents and Licensed Know-How and has developed the Licensed Molecules (as such terms are defined below), which are proprietary TLR5 recombinant protein agonists intended to trigger NF-kB signaling and mobilize innate immune response to drive the expression of numerous genes, including inhibitors of apoptosis, scavengers of reactive oxygen species, and a spectrum of protective or regenerative cytokines for prolonged antitumor effect, and to provide protection from radio and chemotherapy side effects;

B. Licensee desires to obtain a worldwide, royalty bearing, exclusive license, under Licensed Patents 1 and Licensed Know-How to use Entolimod for the treatment of Acute Radiation Syndrome and an exclusive option to expand the license to also be under Licensed Patents 2 and Licensed Know-How and to include the additional Indications and to obtain a worldwide, royalty bearing, exclusive license, under Licensed Patents 2 and Licensed Know-How to use Entolasta for the treatment of the Indications (as such terms are defined below); and

C. Licensor is willing to grant a worldwide, royalty bearing, exclusive license, under Licensed Patents 1 and Licensed Know-How, to Licensee to use Entolimod for the treatment of Acute Radiation Syndrome and an exclusive option for Licensee to expand the license to also be under Licensed Patents 1 and Licensed Know-How and to include the additional Indications and for Licensee to obtain a worldwide, royalty bearing, exclusive license, under Licensed Patents 2 and Licensed Know-How to use Entolasta for the treatment of the Indications, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby expressly agree as set forth below.

AGREEMENT

1.
DEFINITIONS
1.1
“Accounting Standards” means, with respect to a Party, United States generally accepted accounting principles (US GAAP) or such other internationally recognized accounting standards (e.g., IFRS), as such Party uses for its accounting or financial reporting obligations, in each case, consistently applied.

4925-5224-1427

1.2
“Acute Radiation Syndrome” also known as acute radiation sickness means the acute illness caused by radiation exposure of the body or most of the body by a high dose of penetrating radiation in a very short period of time.
1.3
“Affiliate” means, with respect to a Person, any other Person of which (a) more than fifty percent (50%) of the voting stock or other equity ownership thereof, whether directly or indirectly, is owned or controlled by, or under common control with, such Person, or which owns or controls more than fifty percent (50%) of the voting stock or other equity ownership of such Person, provided that, in either of the foregoing, if less than fifty percent (50%), the maximum percentage permitted by law, or (b) has other comparable ownership interest with respect to any Person other than a corporation, or the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of a Party will exclude Persons who are financial investors of such Party or under common control of such financial investors (in each case, other than such Party and its subsidiary entities), and (ii) the Parties shall not be deemed to be Affiliates of each other.
1.4
“Applicable Law” means, with respect to a given country or jurisdiction, the applicable Laws that may be in effect from time to time in such country or jurisdiction and that relate to a Party’s activities under this Agreement, including any Laws of the Regulatory Authorities of such country or jurisdiction.
1.5
“Beneficial Ownership Limitation” shall initially be set at 9.9% for Licensor, or, in the event of a dividend or distribution of Common Stock by Licensor, Licensor’s stockholders, and may be adjusted at the discretion of the holder to a percentage between 4.9% and 19.9% of the number of Common Stock outstanding immediately after giving effect to the issuance of Common Stock upon conversion of Convertible Preferred Stock of the Licensee. Notwithstanding the foregoing, by written notice to the Licensee, (i) which will not be effective until the sixty-first (61st) day after such written notice is delivered to the Licensee, the holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.9%, to the extent then applicable and (ii) which will be effective immediately after such notice is delivered to the Licensee, the holder may reset the Beneficial Ownership Limitation percentage to a lower percentage (but in no event less than 4.9%) provided that such decrease shall not become effective until the 5:00 p.m. Eastern time on the third business day after the date of the Stockholder Approval.
1.6
“Bill of Sale” means a bill of sale transferring ownership of the Materials to Licensee in substantially the form attached hereto as Exhibit C.
1.7
“BLA” means a Biologics License Application in the United States, or an equivalent application filed with the applicable Regulatory Authority outside the United States to obtain permission to market a biological product.
1.8
“Buyout Payment” means (a) the lesser of (1) the aggregate amount of payments due to Licensor under Section 5.3 for achievement of all listed milestone events therein less the amount of payments paid to Licensor under Section 5.3 for the achievement of one or more of such milestone events prior to the Buyout Closing Date; and (2) the Royalty NPV Amount, less (b) the amount of payments paid or payable by Licensee to Avenue Capital as required to extinguish the lien as described under Section 9.2(b).
1.9
“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock in the form attached hereto as Exhibit G.
1.10
“CMC Information” means information related to the chemistry, manufacturing and controls (“CMC”) of the Licensed Products, as specified by the applicable Regulatory Authority.
1.11
“Commercially Reasonable Efforts” means, with respect to a Party, efforts and resources consistent with the efforts and resources that such Party and its Affiliates typically commit to a product or compound owned by it or to which it has rights (but not less than the diligent good faith efforts and resources commonly applied by a biopharmaceutical or biotechnology company with experienced staff to a product or compound owned by it or to which it has rights), in each case, to a product or compound which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety or efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.
1.12
“Common Stock” means the issued and outstanding Common Stock of Licensee, par value $0.0001.
1.13
“Confidential Information” means any confidential information of a Party its Affiliate or Sublicensee relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic, electronic, or any other form, in each case, which is disclosed to the other Party or its representative and marked confidential or designated by the disclosing party as being confidential prior to disclosure, or which is marked confidential and provided to the other Party or its representative within thirty (30) days of such disclosure, or which would reasonably be expected to be valuable and proprietary confidential information of the other Party its Affiliate or Sublicensee.
1.14
“Convertible Preferred Stock” means Licensee’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.
1.15
“Data” means all data, including CMC data, experimental data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable inventions.
1.16
“Entolasta” means the TLR5 agonist owned or controlled by Licensor known, as of the Effective Date, as “Entolasta”, as such compound is further described on Exhibit F.

1.17
“Entolimod” means the TLR5 agonist owned or controlled by Licensor known as of the Effective Date, as “Entolimod”, as such compound is further described on Exhibit F.
1.18
“Field” means any and all uses in humans or animals for the applicable Indication(s), initially as a monotherapy, and following the exercise of the Exclusive Option for Vaccine Adjuvant, as a monotherapy or as a Vaccine Adjuvant.
1.19
“First Commercial Sale” means with respect to any Licensed Product and any country in the Territory, the first sale of such Licensed Product to a third party in such country, after such Licensed Product has been granted Regulatory Approval by the competent Regulatory Authority in such country.
1.20
“Foreground IP” means any and all data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture, patentable or otherwise, that are developed, invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or Sublicensees, including all right, title and interest in and to the corresponding Intellectual Property Rights therein.
1.21
“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other Governmental Authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.22
“Immunosenescence” means the immune dysfunction that occurs with age and includes remodeling of lymphoid organs, leading to changes in the immune function of the elderly.
1.23
“IND” means an Investigational New Drug Application in the United States, or an equivalent application filed with the applicable Regulatory Authority outside the United States to commence human clinical testing of a Licensed Product.
1.24
“Indication(s)” means (i) initially, Acute Radiation Syndrome; and (ii) upon exercise of the Exclusive Option, as applicable, Lymphocyte Exhaustion, Immunosenescence, Neutropenia or Vaccine Adjuvant, or several or all of them, as exercised in each case by Licensee pursuant to Section 2.4.
1.25
“Intellectual Property Rights” (or “IP”) means patents, utility certificates, utility models, industrial design rights, copyrights, database rights, trade secrets, any protection offered by law to information, and all registrations, applications, renewals, extensions, combinations, divisions, continuations or reissues of any of the foregoing.
1.26
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.
1.27
“Lease Agreement” means the lease agreement to be entered into by the Parties and Licensor’s Affiliate, ImQuest Biosciences, which provides for a lease by ImQuest Biosciences to Licensee, for $1 per year, of the storage premises where the Materials, Data and CMC Information are held, and continued storage and handling of the Materials and proper care of all related filings with Regulatory Authorities, Data and CMC Information, and providing for insurance to cover the Materials and Data and CMC Information, in form and substance to be negotiated in good faith and mutually agreed by the Parties as promptly as practicable following the Effective Date.
1.28
“License Fee” means, collectively, (i) the License Fee Stock Consideration; and (ii) the License Fee Cash Consideration.
1.29
“License Fee Cash Consideration” means Three Hundred Thousand U.S. Dollars ($300,000 USD) in immediately available funds.
1.30
“License Fee Stock Consideration” means (a) 945,785 shares of Common Stock (“Common Stock Payment Shares”), which shares shall represent a number of shares equal to no more than 9.9% of the outstanding shares of Common Stock as of immediately before the Effective Date and (b) 359.6691 shares of Convertible Preferred Stock (“Preferred Stock Payment Shares”). Each Preferred Stock Payment Share shall be convertible into 10,000 shares of Common Stock, subject to and contingent upon Stockholder Approval of the issuance of shares of Common Stock to the Licensor upon conversion of any and all shares of Convertible Preferred Stock in accordance with the terms of the Certificate of Designation (the “Stock Conversion Proposal”).
1.31
“Licensed Know-How” means any data, information, knowledge, methods (including methods of manufacture, use or administration or dosing), practices, results, techniques, and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays, batch records, chemical structures and formulations, compositions of matter, formulae, materials, manufacturing data, pharmacological, toxicological and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures, and techniques, which are owned or controlled by Licensor or its Affiliates, as of the Effective Date or after the Effective Date during the term of this Agreement, in each case, which directly relate to the Licensed Molecules and which are necessary or reasonably useful for the development, manufacture or commercialization of the Licensed Products in the Field in the Territory.
1.32
“Licensed Molecule” (individually) or “Licensed Molecules” (collectively) means, as the context requires, (i) Entolimod, (ii) Entolasta, or (iii) both of them.
1.33
“Licensed Patents” means (a) initially, Licensed Patents 1; and (b) upon exercise of the Exclusive Option, as applicable, (i) Licensed Patents 1 and (ii) Licensed Patents 2, collectively.
1.34
“Licensed Patents 1” means
(a)
The patents and patent applications set forth in Exhibit A-1;
(b)
any divisional and continuation of the patent applications arising from subsection (a), and continuation-in-part that contains a claim entitled to the benefit of the priority date of the patent applications listed in subsection (a);

(c)
the foreign patent applications associated with the patent applications referenced in subsections (a) and (b);
(d)
the patents issued from the patent applications referenced in subsections (a) through (c); and
(e)
the reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application set forth in subsections (a) through (d)
1.35
“Licensed Patents 2” means
(a)
The patents and patent applications set forth in Exhibit A-2;
(b)
any divisional and continuation of the patent applications arising from subsection (a), and continuation-in-part that contains a claim entitled to the benefit of the priority date of the patent applications listed in subsection (a);
(c)
the foreign patent applications associated with the patent applications referenced in subsections (a) and (b);
(d)
the patents issued from the patent applications referenced in subsections (a) through (c); and
(e)
the reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application set forth in subsections (a) through (d).
1.36
“Licensed Product” means (i) initially, any drug, vaccine, blood component, gene therapy or other product or therapy in the Field, in any dose, form, presentation or formulation, in each case: (a) the manufacture, use, sale or other exploitation of which would infringe any Valid Claim under Licensed Patents 1; or (b) which otherwise contains Entolimod; and (ii) following an exercise of the Exclusive Option, as applicable, any drug, vaccine, blood component, gene therapy or other product or therapy in the Field (after giving effect to such exercise), in any dose, form, presentation or formulation, in each case: (i) the manufacture, use, sale or other exploitation of which would infringe any Valid Claim; or (ii) which otherwise contains one or more Licensed Molecules.
1.37
“Licensed Technology” means the Licensed Patents and Licensed Know-How.
1.38
“Lymphocyte Exhaustion” means the progressive loss of lymphocyte functionalities and reduced proliferative capability of lymphocytes triggered by chronic antigen stimulation due to chronic infections or cancers.
1.39
“Materials” means (i) the frozen manufactured Entolimod lots, as more fully set forth in Exhibit B, and (ii) all associated quality records associated with their production and applicable verification records, in each case, owned or controlled by Licensor.

1.40
“NDA” means a New Drug Application in the United States, or an equivalent application filed with the applicable Regulatory Authority outside the United States to obtain permission to market a drug for one or more specified indications.
1.41
“Net Sales” means the gross amount invoiced by Licensee and/or its Affiliates or Sublicensees for or in connection with sales of the Licensed Product(s) to any person, entity or party that is not an Affiliate, after deduction of the following to the extent applicable to such sales and deducted in accordance with the Accounting Standards of Licensor:
(a)
all customary trade, case and quantity credits, discounts, refunds or rebates reflected in written documentation;
(b)
actual allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Licensee to the extent that each is included in Licensee’s or an Affiliate’s billings, provided, however, that amounts set aside for temporary recalls are added back to Net Sales should the temporary recall be cancelled;
(c)
cost of freight, postage, and freight insurance, (if paid by seller) to the extent that each is included in Licensee’s or an Affiliate’s billings; and
(d)
sales taxes, value added taxes, excise taxes, and customs duties directly imposed and with reference to particular sales.

A sale or transfer to an Affiliate for re-sale by such Affiliate shall not be considered a sale for the purpose of this provision, but the resale by such Affiliate to a third party shall be a sale for such purposes. Any amounts received by Licensee, its Affiliates in exchange for Licensed Products transferred or provided to any person or entity for use in testing, clinical trials, or as marketing samples to develop or promote the Licensed Products are included in the definition of Net Sales.

1.42
“Neutropenia” means the presence of abnormally few neutrophils in the blood, leading to increased susceptibility to infection.
1.43
“Person” means a corporation, partnership, joint venture or other entity.
1.44
“Regulatory Approval” means, with respect to a particular country, any approval, product, or establishment license, registration, or authorization of the applicable Regulatory Authority necessary for the commercial sale of a Licensed Product in such country.
1.45
“Regulatory Authority” means, in a particular country, any applicable Governmental Authority involved in granting Regulatory Approval in such country.
1.46
“Royalty NPV Amount” means, in the event Licensee exercises the Buyout, an amount negotiated in good faith and mutually agreed by the Parties in writing as representing the risk adjusted net present value of the aggregate royalties that would have been payable under this Agreement absent such exercise; provided, that if the Parties do not mutually agree in writing on the Royalty NPV Amount within ninety (90) days following such exercise, either Party may, by written notice to the other Party, refer the determination of the Royalty NPV Amount to arbitration as provided on Exhibit D.
1.47
“Royalty Period” means, with respect to each Licensed Product, on a country-by-country basis, the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the later of (i) the expiration of the last-to-expire Valid Claim covering such Licensed Product in such country, (ii) the expiration of biological products exclusivity for such Licensed Product provided by Section 351(k)(7) of the Public Health Service Act or the period of drug product exclusivity provided by Section 505(c)(3)(E) and 505(j)(5)(F) of the Federal Food, Drug, and Cosmetic Act, or foreign equivalent, as applicable, in such country, and (iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country.
1.48
“Stockholder Approval” means the affirmative vote of a majority of the Common Stock present or represented and entitled to vote at a meeting of stockholders of Licensee to approve, for purposes of the Nasdaq Stock Market Rules, the conversion of Convertible Preferred Stock into Common Stock.
1.49
“Sublicense” means an agreement into which Licensee or its Affiliate or Sublicensee enters into with any third party that (i) grants, directly or indirectly, rights under the rights and licenses granted to Licensee hereunder, including rights to use the Licensed Technology to develop, test, make or use a Licensed Molecule or to develop, test, make, have made, use, sell, offer for sale, import and otherwise exploit a Licensed Product, in the Field in the Territory; (ii) granting an option to such rights; or (iii) forbearing the exercise of any rights, granted to Licensee under this Agreement.
1.50
“Sublicensee” means a third party that obtains a Sublicense.
1.51
“Subsequent Stock Consideration” means, in the event the Licensee decides not to pay some or all of each of the milestone payments or Buyout Payment in cash, the value of such amount in Licensee stock, as follows:
(a)
Licensee will issue to Licensor a number of shares of Convertible Preferred Stock (or such subsequent series on identical terms as the Convertible Preferred Stock), to be convertible into Common Stock upon Stockholder Approval, subject to the Beneficial Ownership Limitation; and
(b)
The price per share for the Subsequent Stock Consideration will be calculated based on the twenty (20) trading day volume weighted average price (“VWAP”) prior to the date of achievement by a Licensed Product of the applicable milestone event or Licensee’s exercise of the Buyout.
1.52
“Territory” means worldwide.
1.53
“TLR5” means Toll-like Receptor 5.
1.54
“Vaccine Adjuvant” means uses as an additional ingredient in or added to a vaccine to improve the immune response to the vaccine’s antigens.

1.55
“Valid Claim” means a claim of (i) a pending patent application included within the Licensed Patents, which claim is pending in good faith; or (ii) an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
1.56
“VWAP” means the volume weighted average price per share of Common Stock for such date on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time).
1.57
Additional Definitions. The following table identifies the location of additional definitions set forth in the subsequent Sections of this Agreement:

Defined Term	Section
Buyout	2.3
Buyout Closing Date	2.3(a)
Claim	8.1
Combination Licensed Product	5.3
Exclusive Option	2.4
Infringement Notice	6.5(a)
Licensed Product IP	6.4(b)
Licensee Indemnitees	8.1
Licensee Patent Costs	6.2(b)
Licensor Indemnitees	8.2
Losses	8.1

2.
GRANT OF LICENSE
2.1
License Grant.
(a)
Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the term of this Agreement:
(i)
a royalty-bearing, exclusive license in the Territory, with the right to grant and authorize Sublicenses in accordance with Section 2.2, under Licensed Patents 1 to develop, test, make and use Entolimod to develop, test, make, have made, use, sell, offer for sale, import and otherwise exploit Licensed Product in the Field in the Territory; and
(ii)
a royalty-bearing, exclusive license in the Territory, with the right to grant and authorize Sublicenses in accordance with Section 2.2, to use the Licensed Know-How to develop, test, make and use Entolimod to develop, test, make, have made, use, sell, offer for sale, import and otherwise exploit Licensed Product in the Field in the Territory.

(b)
Effective upon the exercise of an Exclusive Option in accordance with Section 2.4 with respect to any of the additional Indications, then (1) the Field applicable to the license under Section 2.1(a) shall automatically be expanded to include such additional Indication(s); and (2) the license rights as set forth in Section 2.1(a) shall automatically be expanded to include (A) a license under Patent Rights 2 (for clarity, in addition to Patent Rights 1); and (B) rights to develop, test, make and use Entolasta (for clarity, in addition to Entolimod), to develop, test, make, have made, use, sell, offer for sale, import and otherwise exploit Licensed Product in the Field in the Territory.
(c)
Effective upon the exercise of an Exclusive Option in accordance with Section 2.4 with respect to uses of Licensed Molecule and Licensed Product as a Vaccine Adjuvant, the Field applicable to the license under Section 2.1(a) (as such license may otherwise be expanded as described in 2.1(b)) shall automatically be expanded to include uses of Licensed Molecule and Licensed Product as a Vaccine Adjuvant (for clarity, in addition to as a monotherapy) in the Field in the Territory.
2.2
Sublicensing.
(a)
For so long as Licensee is in full compliance with all of its obligations under this Agreement, Licensee may grant Sublicenses under the Licensed Technology to the Licensed Molecules, but only to the extent necessary to develop, make, have made, use, market, sell, offer for sale and import Licensed Products in the Territory for use in the Field. Licensee agrees to forward to Licensor a copy of each fully executed Sublicense within thirty (30) days of execution of such agreement.
(b)
Licensee will not grant in any Sublicense any rights which are inconsistent with the rights granted to and obligations imposed on Licensee under this Agreement.
(c)
Any Sublicense granted hereunder shall be consistent with and subject to the terms and conditions of this Agreement. Licensee will continue to be responsible for full performance of its obligations under this Agreement. In the event that any action of inaction by a Sublicensee would qualify as a breach of the terms of this Agreement if Licensee itself had undertaken such action or inaction, then Licensee shall take all actions reasonably available under or with respect to the Sublicense (including such actions reasonably requested by Licensor) to cause the Sublicensee to comply with the terms of this Agreement as promptly as practical, including, but not limited to, termination.
2.3
Buyout. Licensor does hereby grant to Licensee the right, but not the obligation, to acquire all right, title and interest in and to the Licensed Technology and to all related filings with Regulatory Authorities, Data and CMC Information related to the Licensed Molecules (the “Buyout”). Licensee may exercise the Buyout at any time during the term of this Agreement. Following exercise of the Buyout, as provided below, Licensee shall acquire all right, title and interest in the Licensed Technology and all related filings with Regulatory Authorities, Data and CMC Information related to the Licensed Molecules upon (i) the receipt by each Party of any approvals required under Applicable Law, (ii) the payment to Licensor of the Buyout Payment, and (iii) closing of the transfer of title to the Licensed Technology on the Closing Buyout Date.
(a)
If Licensee desires to exercise the Buyout, it shall send written notice to Licensor during the term of this Agreement, setting forth a proposed date (“Buyout Closing Date”) for the closing of transfer of title to the Licensed Technology and all related filings with Regulatory Authorities, Data and CMC Information related to the Licensed Molecules and payment of the Buyout Price which shall be no later than ninety (90) days after the notice of exercise (or, if later, thirty (30) days following mutual agreement on, or determination in accordance with Exhibit D of, the Royalty NPV Amount).
(b)
On such Buyout Closing Date, Licensee shall pay to Licensor the Buyout Payment, in either cash or Subsequent Stock Consideration, and Licensor shall transfer all right, title and interest in and to the Licensed Patents to Licensee by execution and delivery of a written assignment of the Licensed Patents in form recordable in the USPTO reasonably satisfactory to Licensee’s counsel, and Licensee shall be authorized to immediately file such assignment in the USPTO. Licensor shall also execute and deliver such other documents and instruments as shall be reasonably necessary to effect the transfer of all right, title and interest in and to the Licensed Technology in accordance with Applicable Law and all related filings with Regulatory Authorities, Data and CMC Information to Licensee, in accordance with this Agreement, in the form provided by Licensee’s counsel and mutually agreed by Licensor, and shall deliver to Licensee all tangible embodiments of the Licensed Know-How and Data and CMC Information in Licensor’s possession and control.
(c)
The assignment and transfer of title from Licensor to Licensee shall be free and clear of all licenses, contracts, liens, claims, and encumbrances (except as would not, individually or in the aggregate, interfere or be reasonably expected to interfere with Licensor’s use of the Licensed Technology in any material respect or with the rights granted to Licensee or Licensee’s use of the Licensed Technology as contemplated hereunder in any material respect). From and after such assignment and transfer, Licensor shall be excluded from practicing under the Licensed Patents or from any use of the Licensed Know-How and Data and CMC Information (except as necessary for Licensor to comply with its obligations hereunder or Applicable Law) and all of the foregoing, to the extent relating to the Licensed Technology and not published or publicly available, shall be deemed to be Confidential Information of Licensee. Following such assignment and transfer of title, Licensor shall not challenge the title of Licensee in and to the Licensed Know-How and Data and CMC Information.
(d)
During the period commencing on the Effective Date, and continuing during the term of this Agreement, Licensor shall maintain all right, title and interest in and to the Licensed Technology and the and Data and CMC Information Patent free and clear of all liens, claims and encumbrances (except (i) obligations created or expressly contemplated by this Agreement, and (ii) as would not, individually or in the aggregate, interfere or be reasonably expected to interfere with Licensor’s use of the Licensed Technology in any material respect or with the rights granted to Licensee or Licensee’s use of the Licensed Technology as contemplated hereunder in any material respect); Licensor shall not license, sublicense, transfer, assign, sell or otherwise dispose of or impair title to the Licensed Technology or Data and CMC Information or enter into any contract to do so; and Licensor shall not practice under, manufacture, sell, distribute or market any products under the foregoing in the Field in the Territory.
(e)
For the avoidance of doubt, following the exercise of the Buyout, on the Buyout Closing Date, this Agreement shall be automatically terminated and have no further force or effect except as set forth in Section 10.7(c).

2.4
Exclusive Option. Licensee shall have the exclusive right to expand the Indications under the Field, to include the treatment of Lymphocyte Exhaustion, Immunosenescence or Neutropenia or to expand the Field to include uses as Vaccine Adjuvant, or several or all of them, at any time during the term of this Agreement, and on one or more occasions, in Licensee’s sole discretion in each case (the “Exclusive Option”), as follows.
(a)
Should Licensee elect to exercise the Exclusive Option with respect to Lymphocyte Exhaustion, Immunosenescence, Neutropenia or use as Vaccine Adjuvant, Licensee shall give Licensor written notice to such effect identifying in each case, which indication or if use as Vaccine Adjuvant is subject to the exercise, then use as Vaccine Adjuvant (such notice, an “Exercise Notice”).
(b)
Upon delivery of an Exercise Notice, Licensee shall undertake all obligations under Section 3 with respect to the development and commercialization of Licensed Products for the Indication or use as Vaccine Adjuvant as set forth in the applicable Exercise Notice.
(c)
During the term of this Agreement, Licensor shall not license, transfer or otherwise convey any rights to use the Licensed Molecules for any of the above Indications, or as a Vaccine Adjuvant, to any other Person.
2.5
Data Access. Licensor shall provide Licensee with reasonable access to all available information regarding the Licensed Technology in Licensor’s possession and control, including, but not limited to, all such prosecution history of the Licensed Patents and all such prior regulatory filings by Licensor with respect to any of the Licensed Molecules.
2.6
Materials. On the Effective Date, Licensor is transferring ownership of the Materials to Licensee in accordance with the Bill of Sale. The Parties shall enter into the Lease Agreement as promptly as practicable following the Effective Date. Following the Effective Date, the Parties will work together in good faith to ensure continued proper storage and handling of Materials at all times, including in connection with any transfer of the Materials to Licensee, as will be more fully set forth in the Lease Agreement or otherwise mutually agreed by the Parties in writing.
2.7
Personnel.
(a)
Board of Directors Seat. In conjunction with the license grant set forth in Section 2.1, Licensor may nominate one (1) individual to sit on Licensee’s Board of Directors. Licensor’s nominee must have the relevant industry experience in biopharmaceuticals, meet all requirements for service as an Independent Board Member as defined by Nasdaq listing requirements, and preference shall be given to an individual with the ability to chair an audit or compensation committee. Approval of such Licensor nominee shall be at the sole reasonable discretion of Licensee’s Board of Directors acting in good faith.
(b)
Licensor Team. Licensor shall designate key personnel, including Licensor’s current chief executive officer, to join Licensee and be principally responsible for Licensee’s activities towards developing Licensed Products hereunder. Licensee and such designated key personnel shall negotiate in good faith the terms of employment or consulting agreements to provide services to Licensee in support of Licensee’s development efforts of Licensed Products hereunder; provided that Licensee shall retain the sole discretion regarding its acceptance of financial and other terms of such engagement.

Provided that Licensor and relevant personnel agree to financial and other terms of such engagement, then Licensor shall employ or otherwise engage such key personnel as may be set forth in a mutually agreed written agreement setting forth such agreed financial and other terms of engagement.
2.8
No Other Rights. The license granted hereunder shall not be construed to confer any rights, other than those affirmatively granted hereunder, to Licensee by implication, estoppel or otherwise as to any technology not specifically set forth in this Agreement.
3.
DEVELOPMENT AND COMMERCIALIZATION
3.1
Commercially Reasonable Efforts. Licensee shall be solely responsible for the development and commercialization of Licensed Products in the Field in the Territory, at its own cost and expense, including all non-clinical and clinical studies and collection of CMC Information, as necessary to obtain Regulatory Approval for Licensed Products (i) in the United States and (ii) in the other countries in the Territory reasonably selected by Licensee in good faith, consistent with Licensee’s obligation to use Commercially Reasonable Efforts hereunder. Licensee shall use its Commercially Reasonable Efforts to develop and commercialize Licensed Products on a schedule that is consistent with sound and reasonable business practices and judgment and commercialize any Licensed Product that receives Regulatory Approval in the applicable country or jurisdiction. Such efforts include, but are not limited to:
(a)
maintaining a continuous effort for development, manufacture and sale of Licensed Products;
(b)
obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products in the Territory, in compliance with this Agreement and under supervision of the Licensor;
(c)
reasonably filling the market demand for Licensed Products following commencement of marketing at any time during the term of the Licensed Agreement;
(d)
implementing and conducting technology transfer as required for the manufacture of Licensed Product in the Territory.

Upon exercise of the Exclusive Option for an Indication or for use as Vaccine Adjuvant, as applicable, Licensee shall be obligated to develop Licensed Products for such Indication or for use as Vaccine Adjuvant and to file all regulatory filings with FDA as necessary to obtain Regulatory Approval for such Licensed Product for such Indication or for use as Vaccine Adjuvant the United States and to file all regulatory filings with applicable Regulatory Authorities in the other countries in the Territory reasonably selected by Licensee in good faith, consistent with Licensee’s obligation to use Commercially Reasonable Efforts hereunder. Licensee shall use its Commercially Reasonable Efforts to develop and commercialize Licensed Products on a schedule that is consistent with sound and reasonable business practices and judgment.

3.2
Development Records. Licensee shall maintain complete, current and accurate records of all Data and other information resulting from Licensed Product development activities conducted by Licensee, its Affiliates and Sublicensees. Such records shall fully and properly reflect all work done and results achieved in the performance of the development activities in good scientific manner appropriate for regulatory and patent purposes. Licensee shall document all non-clinical studies and clinical trials in formal written study records in accordance with all Applicable Law and in accordance with applicable national and international guidelines. All such Data shall be owned by the Licensee and shall be provided to Licensor on a regular basis, as soon as practicable after each development milestone. Licensee shall, at its sole cost and expense, promptly provide Licensor with copies of all Data and access to regulatory materials related to all Licensed Products generated by or on behalf of Licensee or its Affiliates or Sublicensees in the performance of development activities of the Licensed Products.
3.3
Data Exchange. Licensor shall, at Licensee’s cost and expense, provide Licensee with copies of all Data and access to regulatory materials for Licensed Products generated by or on behalf of Licensor or its Affiliates in the performance of development activities of the Licensed Products outside of the Field, if applicable.
4.
REGULATORY MATTERS
4.1
Regulatory Responsibilities.
(a)
Licensee will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Territory, including the preparation and submission of all regulatory materials and all communications and interactions with Regulatory Authorities as necessary to obtain Regulatory Approval for Licensed Products in the Territory, and with the maintenance of any and all Regulatory Approvals.
(b)
Licensor shall provide reasonable assistance and cooperation to Licensee (subject to Licensee’s reimbursement of Licensor’s out-of-pocket expenses related thereto). In order to address questions Licensee may receive from a Regulatory Authority in the Territory, Licensor will assist in the preparation of responses based on information that would be found in: various technical reports, notebooks, executed batch records, master batch records, SOPs, validation protocols and reports, vendor certificates, and third party study reports and other CMC related documents not otherwise already provided to Licensee. Any such transfer of CMC Information as set forth in this Section 4.1 is conditioned on Licensee establishing appropriate firewalls or equivalent means to ensure that such CMC Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose. In furtherance of the foregoing, Licensee shall ensure that any CMC Information provided by or on behalf of Licensor pursuant to this Section 4.1 shall only be disclosed to those identified personnel of Licensee (or a designated agreed third party) who (a) have a need to know the same to comply with the above obligations, and (b) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means.
4.2
Regulatory Information Sharing. Licensee shall (a) provide Licensor with English translations, along with the original documents (in the electronic format in which it has been prepared by Licensee), of all materials submitted to a Regulatory Authority in the Territory in connection with obtaining or maintaining any regulatory approval for Licensed Products in the Field in the Territory; and (b) shall keep Licensor informed of any material verbal or written communication or question relating to Licensed Products received by Licensee from any Regulatory Authority in the Territory.
4.3
Meetings. Licensee shall lead all interactions with Regulatory Authorities in the Territory with respect to Licensed Products. Licensee shall keep Licensor reasonably informed of regulatory developments related to Licensed Products in the Field in the Territory and shall promptly notify Licensor in writing of any such development that is, or would reasonably be expected to be, material to the development, manufacture, commercialization or other exploitation of a Licensed Product.
4.4
Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference to all regulatory materials pertaining to Licensed Products submitted by or on behalf of such Party. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.
5.
PAYMENTS AND REPORTS
5.1
License Fee. As consideration of the grant of the license under this Agreement, Licensee shall pay Licensor:
(a)
the License Fee Cash Consideration (less any unrecouped Licensee Patent Costs) within thirty (30) days following the Effective Date; and
(b)
the License Fee Stock Consideration (less any unrecouped Licensee Patent Costs).
5.2
Royalties.
(a)
With respect to each Licensed Product, Licensee shall pay Licensor, during the applicable Royalty Period, the following royalties:
(i)
for Acute Radiation Syndrome as a monotherapy, [***] percent ([***]%) of Net Sales of such Licensed Product on a country-by-country basis (less any unrecouped Licensee Patent Costs);
(ii)
for all other Indications and for uses as Vaccine Adjuvant, [***] percent ([***]%) of Net Sales of such Licensed Product on a country-by-country basis (less any unrecouped Licensee Patent Costs).
(b)
If a royalty must be paid to a third party by Licensee or its Affiliates to use a Licensed Patent in a given country or jurisdiction in the Territory, then the royalty payable to Licensor pursuant to this Agreement for the applicable Licensed Product in the applicable country or jurisdiction shall be reduced by [***] percent ([***]%) of the applicable third party royalty actually paid to such third party by or on behalf of Licensee.

(c)
Should no Valid Claims cover Licensed Products in a country, then the royalty rates set forth above shall immediately be reduced by Fifty Percent (50%) until a Valid Claim in such country covers Licensed Products.
(d)
Notwithstanding the above, in no instance shall the royalty payable to Licensor ever be reduced to less than [***] percent ([***]%) of the amount otherwise set forth in Sections 5.2(a)(i) or 5.2(a)(ii) above.
(e)
Licensor may, at its sole discretion, and without limiting its obligation to pay royalties under this Agreement, pre-pay royalties to be applied to future royalty payouts.
5.3
Milestone Payments.
(a)
Licensee shall pay to Licensor the payments set forth in the table below (less any unrecouped Licensee Patent Costs and unrecouped amounts paid or payable to Avenue Capital by Licensee as required to extinguish the lien as described under Section 9.2(b)), in each case in either the form of cash or Subsequent Stock Consideration, at the discretion of the Licensee within forty-five (45) days of Licensee, its Affiliate or Sublicensee, first achieving an applicable given milestone event below by a Licensed Product incorporating Entolimod. Licensee may, at its sole discretion, accelerate milestone payments in advance of milestone achievements.

Event	Payment
Validation of current inventory of Materials for distribution and sales	$750,000
Filing of BLA with FDA for Acute Radiation Syndrome	$1,000,000
Total Acute Radiation Syndrome Development Milestones	$1,750,000

(b)
Effective only following the exercise of an Exclusive Option in accordance with Section 2.4 hereunder with respect to any of the additional Indications Licensee shall pay to Licensor the corresponding payments set forth in the table below (less any unrecouped Licensee Patent Costs and unrecouped amounts paid or payable to Avenue Capital by Licensee as required to extinguish the lien as described under Section 9.2(b)), with respect to the Indication(s) subject to the exercised Exclusive Option only, in each case in either the form of cash or Subsequent Stock Consideration, at the discretion of the Licensee within forty-five (45) days following Licensee, its Affiliate or Sublicensee, first achieving an applicable given milestone event below by a Licensed Product incorporating Entolimod or Entolasta for the applicable Indication, as the case may be. Licensee may, at its sole discretion, accelerate milestone payments in advance of milestone achievements.

Event	Payment
File IND and Initiate Phase 2 Clinical Study for Neutropenia	$500,000

Phase III Completion - successfully meets endpoint required to secure FDA approval for treatment of Neutropenia	$750,000
File BLA with FDA and achieve FDA Approval for Neutropenia	$1,500,000
File IND and Initiate Phase 2 study of Lymphocyte Exhaustion	$500,000
Phase III Completion - successfully meets endpoint required by FDA for treatment of Lymphocyte Exhaustion	$750,000
File BLA with FDA and achieve FDA Approval for Lymphocyte Exhaustion	$1,500,000
IND approval and initiation of Phase 3 study as a Vaccine Adjuvant	$500,000
File US BLA with FDA and achieve FDA Approval for use as a Vaccine Adjuvant	$500,000
Total Potential Development Milestones for additional Indications (as applicable)	$6,500,000

5.4
Combination Products. If Licensee or its Affiliates or Sublicensee sell a Licensed Product as a Vaccine Adjuvant or in a formulation that includes active pharmaceutical ingredients other than those covered by the Licensed Patents or Licensed Know-How that contribute significant and material value to said Licensed Product (“Combination Licensed Product”), then in lieu of the royalty rate calculated in accordance with Section 5.2, the applicable royalty rate on the Net Sales of such Combination Licensed Product shall be calculated as the product obtained by multiplying the royalty rate calculated in accordance with Section 5.2 by the fraction A/(A+B), in which A is the value of the Licensed Technology licensed under this Agreement and B is the value of the vaccine (in the case of use as a Vaccine Adjuvant) or other included active pharmaceutical ingredient(s); provided, however, that in no event shall the royalty rate payable to Licensor for Net Sales of Combination Licensed Products ever be reduced to less than [***] percent ([***]%) of the royalty rate otherwise calculated in accordance with Section 5.2. For purposes of this Section 5.4 the “value” of a vaccine (in the case of use as a Vaccine Adjuvant) or each active pharmaceutical ingredient contributing value to the Licensed Product shall mean, in the case of a vaccine, the average sales price of the vaccine when not combined with the Licensed Product being used as a Vaccine Adjuvant, or in the case of other active pharmaceutical ingredients, that component’s contribution to the combined value of the Combination Licensed Product. Furthermore, carriers, diluents, solvents and other such constituents of a potential Licensed Product shall be deemed not to contribute significant and material value to said Licensed Product.
5.5
Reports and Payments.
(a)
Within thirty (30) days of each calendar quarter during the term of this Agreement and following termination for so long as Net Sales of Licensed Products take place, Licensee shall provide Licensor a report, as applicable, in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products, as applicable, on a country by country basis in the Territory, (b) an itemized calculation showing the deductions from gross sales (by each major category as set forth in the definition of Net Sales herein) to determine Net Sales, (c) a calculation of any reduction to the royalties as permitted, including for any unrecouped Licensee Patent Costs or for unrecouped amounts paid or payable by Licensee to Avenue Capital as required to extinguish the lien as described under Section 9.2(b), and (d) a calculation of the amount of royalties due to Licensor in U.S. Dollars, including the application of any exchange rate used.
(b)
Payment of the royalties specified in Section 5.2 shall be made by Licensee to Licensor on a quarterly basis, no later than thirty (30) days following the end of each calendar quarter, and in each case will cover the Net Sales of Licensed Products sold by Licensee and/or its Affiliates or Sublicensees in such quarter. After termination or expiration of this Agreement, a final payment shall be made by Licensee covering the whole or partial calendar quarter.
5.6
Form of Payment. All royalty payments due hereunder and any payments due for milestone events under Section 5.3, which are not paid in Subsequent Stock Consideration, are expressed in and shall be paid by wire transfer or check payable in United States Dollars, without deduction of exchange, collection or other charges, to Licensor, or to the account of Licensor at such other bank as Licensor may from time to time designate by written notice to Licensee.
5.7
Exchange Rate. Conversion of payments from any foreign currency shall be made at the rate of exchange reported in The Wall Street Journal (on website: https://www.wsj.com/market-data/currencies/exchangerates or such successor URL as may be used by The Wall Street Journal during the term of this Agreement) on the last business day of the applicable calendar quarter.
5.8
Taxes. All payments due to Licensor shall be paid exclusive of, and without reduction for, any taxes arising, assessed or payable with respect to such payments (other than U.S. income taxes due on Licensor’s income therefrom) which shall be the sole responsibility of, and paid by, Licensee.
5.9
Records And Inspection.
(a)
Licensee shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Licensed Products by Licensee and/or its Affiliates or Sublicensee under this Agreement. Such records shall be kept at Licensee’s principal place of business or the appropriate principal place of business of the appropriate Affiliate or Sublicensee to which this Agreement relates.
(b)
During the term of this Agreement, Licensee agrees to permit an independent certified public accountant or other independent agent selected and paid by Licensor, and reasonably acceptable to Licensee, to have access during ordinary business hours to such records as are maintained by Licensee, or its Affiliates or Sublicensee, as may be necessary, in the opinion of such party, to determine the correctness of any report and/or payment made under this Agreement. Such audits may be exercised no more than once in any twelve (12) month period upon at least thirty (30) days prior written notice to Licensee. Any and all information learned or acquired by Licensor’s agent or accountant pursuant to any such inspection shall be treated the same as Confidential Information of Licensee, in accordance with the provisions of Section 7 below. Before undertaking any such inspection, Licensor’s agent or accountant shall agree in writing to be bound by the terms of this Section and Section 7 below. Licensor shall bear the full cost of such audit.
(c)
Licensor shall use commercially reasonable efforts to cooperate fully with Licensee in the event that a Governmental Authority requires an audit of Licensor or the Licensed Molecules, including providing all necessary information and documentation required by Applicable Law, including historical financial records, as applicable, granting access to relevant personnel and facilities, and taking any other actions reasonably requested by Licensee pursuant to such audit. This includes providing further assurances, such as executing additional documents or taking further actions, as may be necessary under Applicable Law or reasonably requested by Licensee to fulfill the purpose of this audit clause and comply with Applicable Laws.
6.
INTELLECTUAL PROPERTY
6.1
Background Intellectual Property. Each Party shall own and retain all right, title and interest in and to any and all information, inventions, patents and other Intellectual Property Rights owned or otherwise controlled by such Party (other than pursuant to the license grants set forth in this Agreement) outside of this Agreement.
6.2
Patent Prosecution and Maintenance.
(a)
Licensor shall have the first right, but not the obligation, to file, prosecute and maintain all Licensed Patents at Licensor’s sole expense. Licensor shall prosecute and maintain Licensed Patents in the Territory using counsel to be chosen by Licensor and to which Licensee has no reasonable objection. Licensor will consult and cooperate with Licensee in directing patent counsel to prepare, file, prosecute and maintain regarding preparation, filing, prosecution and maintenance of the Licensed Patents in the Territory and Licensor shall reasonably consider all recommendations provided by Licensee with regard to the further prosecution and maintenance of the Licensed Patents in the Territory. Licensee shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of Licensed Patents in the Territory in sufficient time to review such documents and comment thereon, if desired by Licensee, prior to filing, provided, however, that if Licensee has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, Licensor shall be free to respond without consideration of Licensee's comments. Licensee shall keep this documentation confidential in accordance with Section 7 herein.
(b)
Licensor may cease prosecution or maintenance of any Licensed Patent in the Territory that it is responsible for prosecuting or maintaining pursuant to this Section on a country-by-country basis by providing Licensee written notice at least sixty (60) days in advance of any filing or payment due date. If Licensor elects to cease prosecution or maintenance of the relevant Licensed Patent in a country in the Territory, Licensee shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Licensed Patent and in such country. If Licensee elects to continue prosecution or maintenance or elects to file additional applications following Licensor’s election to cease prosecution or maintenance pursuant to this Section, Licensor shall transfer the applicable patent files to Licensee or its designee and execute such documents and perform such acts at Licensee’s expense as may be reasonably necessary to allow Licensee to initiate or continue such filing, prosecution or maintenance at Licensee’s sole expense. Notwithstanding such filing, prosecution or maintenance of Licensed Patents at Licensee’s sole expense, such Licensed Patents shall remain the property of Licensor and subject to the license granted herein; provided that all costs incurred by Licensee with respect to any such patent expenses (“Licensee Patent Costs”) shall be recouped in full as a credit against any payments due to Licensor hereunder.
6.3
Cooperation. Licensor and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of Licensed Patents and of all patents and patent applications licensed to Licensee. Each Party shall provide to the other timely notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.
6.4
Foreground IP.
(a)
Except as set forth below, ownership of all Foreground IP shall follow inventorship.
(b)
As between the Parties, any Foreground IP generated, developed, conceived or reduced to practice (constructively or actually) specifically in connection with the development or manufacture of any Licensed Product shall be solely and exclusively owned by Licensee.
6.5
Patent Infringement
(a)
In the event that Licensor or Licensee learns of infringement of potential commercial significance of any Licensed Patent in the Territory, the knowledgeable Party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the term of this Agreement, neither Licensor nor Licensee will notify a possible infringer in the Territory of infringement or put such infringer on notice of the existence of any Licensed Patents without first obtaining consent of the other, which consent shall not be unreasonably withheld. Both Licensor and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.
(b)
If infringing activity of potential commercial significance of any Licensed Patent in the Territory by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect and such infringement occurs within the Field, Licensee may institute suit for patent infringement against the infringer. Licensor may voluntarily join such suit but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit, or any judgment rendered in that suit.
(c)
If (i) the infringement of the Licensed Patents in the Territory takes place outside of the Field, or, (ii) if the infringement the Licensed Patents in the Territory takes place within of the Field and within one hundred and twenty (120) days following the date the Infringement Notice takes effect, the infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer or begun negotiations regarding the terms under which Licensee would grant a Sublicense to the infringer, then, in each case, Licensor may institute suit for patent infringement against the infringer.

(d)
Any recovery or settlement received in connection with any suit filed under this Section will first be shared by Licensor and Licensee equally to cover the litigation costs each incurred, and next shall be paid to Licensor or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. Any recovery in excess of litigation costs will be shared between equally between Licensee and Licensor. Licensor and Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section.
(e)
Each Party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). The Party controlling the litigation proceedings shall keep the non-controlling Party reasonably informed of the progress of such action.
(f)
Any litigation proceedings will be controlled by the Party bringing the suit. In no event may Licensee admit liability or wrongdoing on behalf of Licensor without Licensor’s prior written consent.
7.
CONFIDENTIALITY
7.1
Treatment of Confidential Information. During the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such receiving Party maintains its own proprietary information (but at a minimum each Party shall use reasonable efforts); (b) not disclose such Confidential Information to any third party without prior written consent of the other Party to this Agreement; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. A Party shall have no such obligation with respect to any portion of such Confidential Information which:
(a)
is publicly disclosed by the disclosing Party, or is otherwise publicly disclosed without the fault of the receiving Party, either before or after it becomes known to the receiving Party; or
(b)
was known to the receiving Party prior to when it was received from the disclosing Party, as evidenced by contemporaneous written records; or
(c)
is subsequently disclosed to the receiving Party in good faith by a third party who has a right to make such a disclosure; or
(d)
has been published by a third party which had a right to do so; or
(e)
has been independently developed by the receiving Party without the aid, application or use of Confidential Information from the disclosing Party, such independent development being performed solely by persons not having access whatsoever to the disclosing Party’s Confidential Information, as evidenced by contemporaneous written evidence of same; or

(f)
is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; provided, however, that the other Party shall be given prompt notice of any such legally required disclosure.

Notwithstanding the foregoing, Licensee may disclose Licensor’s Confidential Information to the extent that such disclosure is reasonably necessary, in accordance with the term and conditions of this Agreement, to (a) seek or maintain Regulatory Approval for Licensed Products, or (b) for compliance with applicable governmental regulations; provided that, if Licensee intends to make any such disclosure, it shall give reasonable advance written notice to Licensor of such intention. Furthermore, nothing in this Section 7.1 shall be construed to preclude Licensee from disclosing Licensor’s Confidential Information to third parties in connection with the development and commercialization of Licensed Products including, without limitation, development, marketing and promotion in connection therewith, or in the process of obtaining private or public financing, as long as such third party(ies) agrees in writing to be bound by confidentiality provisions no less strict than those set forth in this Section 7.1.

7.2
Publicity. Any publication, news release or other public announcement relating to this Agreement, including without limitation, entering to into this Agreement, or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose. Either Party shall be entitled to disclose the substance of this Agreement to its shareholders (and to prospective shareholders to whom its stock is offered for purchase) under a confidentiality agreement consistent with this Agreement. Each Party shall also be entitled to provide a copy of this Agreement to applicable Governmental Authorities as expressly required under Applicable Law.
8.
INDEMNITY AND INSURANCE
8.1
Licensor Indemnification. Licensor hereby agrees to indemnify and hold harmless Licensee and its Affiliates and their respective directors, officers, researchers, scientists, employees and agents (collectively, the “Licensee Indemnitees”) from and against any losses, claims, damages, costs, and expenses (including attorneys’ fees) (collectively, “Losses”) to which any Licensee Indemnitee may become subject as a result of any claim, demand, action, or other proceeding (each, a “Claim”) by any third party to the extent such Losses arise out of or are incurred in connection with: (i) a breach of any of the obligations of or the warranties given by Licensor pursuant to this Agreement; and (ii) the willful misconduct or negligent acts of or violation of Applicable Law by Licensor or its Affiliates.
8.2
Licensee Indemnification. Licensee hereby agrees to indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, researchers, scientists, employees and agents (collectively, the “Licensor Indemnitees”) from and against any Losses to which any Licensor Indemnitee may become subject as a result of any Claim by any third party to the extent such Losses arise out of or are incurred in connection with: (i) a breach of any of the obligations of or the warranties given by Licensee pursuant to this Agreement; and (ii) the willful misconduct or negligent acts of or violation of

Applicable Law by Licensee or its Affiliates; but excluding Losses arising from or relating to the breach of this Agreement by Licensor or the gross negligence or willful misconduct of any Licensor Indemnitees.
8.3
Indemnification Process. The Party that intends to claim indemnification under this Section shall promptly notify the indemnifying Party in writing of any Claim in respect of which the indemnified Party intends to claim such indemnification, and the indemnifying Party shall have sole control of the defense and/or settlement thereof, using counsel selected by the indemnifying Party. The indemnity obligations under this Section shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the prior express written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnifying Party may not settle or otherwise consent to an adverse judgment in any action with respect to a Claim that diminishes the rights or interests of the indemnified Party without the prior express written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the indemnifying Party within a reasonable time after notice of any such Claim, or the commencement of any action with respect to such Claim, to the extent prejudicial to the indemnifying Party’s ability to defend such Claim, shall relieve such indemnifying Party of any liability to the indemnifying Party under this Section with respect thereto. The indemnified Party, its employees and agents, shall at the indemnifying Party’s expense, reasonably cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any Claim.
8.4
Insurance. From and after the time that Licensee or any of its Affiliates begin human clinical trials on any Licensed Product, Licensee shall use reasonable commercial efforts to obtain and maintain insurance covering the insurable interest of the clinical trial’s participants related to harm to their life or health resulting from the conduct of a clinical trial of a pharmaceutical product for medical use, with reputable and financially secure insurance carriers in an amount which is customarily carried by companies at a comparable stage of development of new pharmaceutical products. Such coverage(s) shall be purchased from a carrier, or carriers, deemed reasonably acceptable to Licensor and shall name Licensor as additional insured. Upon request by Licensor, Licensee shall provide to Licensor copies of said policies of insurance.
9.
WARRANTIES
9.1
Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:
(a)
It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;
(b)
(i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally;

(c)
The execution and delivery of this Agreement, and the license granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constitutional documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;
(d)
Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;
(e)
Neither such Party nor any of its Affiliates is debarred or disqualified under any Applicable Laws; and
(f)
No authorization, consent, approval of a third party, nor any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.
9.2
Additional Representations and Warranties of Licensor. Licensor represents and warrants to Licensee, as of the Effective Date, as follows:
(a)
Exhibit A-1 sets forth a true and correct listing of all Licensed Patents that claim or cover or, as to patent applications, if issued as they currently exist, would claim or cover Entolimod for use with Acute Radiation Syndrome. In each country or jurisdiction in the Territory where Licensed Patents 1 have been issued or applied for, such Licensed Patents are being diligently prosecuted in each country in respect of which applications have been made in the respective patent offices in accordance with all Applicable Laws;
(b)
Exhibit A-2 sets forth a true and correct listing of all Licensed Patents that claim or cover or, as to patent applications, if issued as they currently exist, would claim or cover Entolasta or that would otherwise claim or cover use of Licensed Molecules for Lymphocyte Exhaustion, Immunosenescence, Neutropenia or as Vaccine Adjuvant. In each country or jurisdiction in the Territory where Licensed Patents 2 have been issued or applied for, such Licensed Patents are being diligently prosecuted in each country in respect of which applications have been made in the respective patent offices in accordance with all Applicable Laws;
(c)
Except as expressly contemplated by this Section 9.2(c) or Section 9.2(d) below, Licensor owns all right, title and interest in and to the Licensed Technology and the Licensed Technology is not subject to any liens in favor of, or claims over ownership by, any other Person. The lien held by Avenue Capital in the approximate amount of Four Million Dollars ($4,000,000.00) covering the Licensed Technology either has been extinguished prior to the Effective Date or is in the process of being extinguished by Licensor, in which case, notwithstanding anything else to the contrary herein, any and all payments due hereunder to Licensor may be considered paid in full by Licensee through Licensee’s payment of such amounts directly to Avenue Capital as part of the process of extinguishing such lien and obtaining requisite lien releases from Avenue Capital;
(d)
Licensor has the full right and power to grant the license to Licensee as set forth in this Agreement and, except for the licenses under Patent Rights 1 and assignments under Patent Rights 2 previously granted to Genome Protection, Inc., has not granted to any other Person any rights or licenses conflicting with the rights Licensor purports to grant to Licensee pursuant to this Agreement. Licensor shall use commercially reasonable efforts, as promptly as practicable following the Effective Date, to enter into documents, obtain a declaratory judgment from a court of competent jurisdiction, or otherwise demonstrate in a manner reasonably acceptable to Licensee, that Licensor has or has recovered and is the exclusive holder, without restriction, of any and all rights to uses of the Licensed Molecules previously licensed and/or assigned to Genome Protection, Inc.;
(e)
To Licensor’s best knowledge, after making reasonable inquiry, the Licensed Technology does not infringe third party Intellectual Property Rights and Licensor has not received any claim challenging its ownership of the Licensed Technology and is not aware of any facts or circumstances which, with the passage of time, the giving of notice, or both, would give rise to such claim. To Licensor’s best knowledge, after making reasonable inquiry, the research, development, use, sale, offer for sale, import, export or other exploitation by Licensee and its Affiliates and Sublicensees of the Licensed Products in the Field as contemplated hereunder will not infringe any issued patent rights controlled by a third party or the claims included in any published patent application in the Territory. Licensor has not received any written notice from any third party asserting or alleging that (i) any research, development or manufacture of any product by Licensor incident to its TLR5 agonist program infringed or misappropriated the Intellectual Property Rights of such third party or (ii) the research, development or manufacture of any Licensed Product as contemplated by this Agreement would infringe any third party Intellectual Property Rights;
(f)
To Licensor’s best knowledge, after making reasonable inquiry, no third party has taken any action before any patent and trademark office (or similar Governmental Authority) to challenge the validity or enforceability of any Licensed Patents, and no third party has otherwise asserted in writing to Licensor that the issued Licensed Patents Rights are invalid or unenforceable;
(g)
To Licensor’s best knowledge, after making reasonable inquiry, the conception, development and reduction to practice of the inventions claimed in the Licensed Patents or otherwise contained in the Licensed Technology has not constituted or involved the misappropriation of trade secrets or other proprietary rights or property of any third party. There are no claims, judgments or settlements against, or amounts with respect thereto owed by, Licensor or any of its Affiliates relating to the Licensed Technology;
(h)
To Licensor’s best knowledge, after making reasonable inquiry, no third party is infringing, threatening to infringe or misappropriating or threatening to misappropriate any Licensed Technology. Neither Licensor nor any of its Affiliates have received any written notice of any unauthorized use, infringement, misappropriation, or dilution by any third party, including any current or former employee or consultant of Licensor or its Affiliates, of any Licensed Technology.

(i)
all issued patents within the Licensed Patents disclosed in Exhibit A are valid, enforceable and subsisting and in each country or jurisdiction in the Territory where Licensed Patents have been issued or applied for, such Licensed Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment, except as would not result in the abandonment or invalidity of any Licensed Patent or any claim thereof, any loss of priority in respect of any Licensed Patent or any other material and adverse effect on any Patent;
(j)
the inventors named in the Licensed Patents are all of the true inventors for such Licensed Patents. Each of such inventors has assigned to Licensor all of his or her right, title and interest to such Licensed Patents;
(k)
All current and former employees and paid consultants (in the case of academic consultants, those acting outside the scope of their academic affiliation) of Licensor and its Affiliates who are or have been involved in the conception, evaluation, reduction to practice, or development of Licensed Technology have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in Licensor exclusive ownership of such Licensed Technology;
(l)
Except as set forth in Exhibit E, no funding, facilities, or personnel of any Governmental Authority or any public or private educational or research institutions were used to develop or create any Licensed Technology, and neither Licensor nor any of its Affiliates has entered into a government funding relationship that would result in rights to the Licensed Technology residing in the U.S. Government, the National Institutes of Health, the National Institute for Drug Abuse, or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the laws of any other country in the Territory; and
(m)
Licensor has complied in all material respects with all Applicable Laws in connection with the prosecution of each such Licensed Patents, including the duty of disclosure and duty of candor owed to any patent office pursuant to such Applicable Laws.
9.3
Limitation Of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER EXCEPT FOR DAMAGES ARISING FROM A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 OR A WILLFUL BREACH OF THE LICENSE GRANT OR RESTRICTIONS AS SET FORTH UNDER SECTION 2 OR OF THE OWNERSHIP PROVISIONS UNDER SECTION 6.
10.
TERM AND TERMINATION
10.1
Term. Subject to Licensee’s earlier exercise of the Buyout, the term of this Agreement shall begin on the Effective Date and, unless earlier terminated, shall continue on a Licensed Product-by-Licensed Product until the expiration of all of Licensee’s payment obligations to Licensor upon the lapse of the Royalty Period. Thereafter, upon such expiration of this Agreement for such Licensed Products, any and all licenses granted by Licensor to Licensee with respect to such Licensed Product in the Territory shall continue and become fully paid-up, royalty-free, irrevocable, perpetual, freely transferable, and with the right to grant sublicenses through all tiers.
10.2
Termination by Notice. Notwithstanding any provision herein, Licensee may terminate this Agreement in part or in its entirety, at any time by giving Licensor at least sixty (60) days’ prior written notice.
10.3
Default Remedies.
(a)
If Licensee at any time defaults in the payment of any sum when due hereunder and fails to make such payment within sixty (60) days after receipt of written notice thereof by Licensor, Licensor may, at its option, terminate this Agreement and all licenses granted herein upon written notice.
(b)
If either Party at any time commits a breach of any of the terms, covenants or provisions of this Agreement (other than Licensee’s payment obligations), and such breaching Party fails to cure any such breach within sixty (60) days after receipt of written notice thereof by the non-breaching Party, the non-breaching Party may, at its option, terminate this Agreement and all licenses granted herein upon written notice.
10.4
Unilateral Termination by Licensor. In addition to termination for breach of obligations, Licensor shall be entitled to terminate this Agreement should Licensee, by the six (6) month anniversary of the Effective Date, fail to use Commercially Reasonable Efforts to develop and commercialize Licensed Products or otherwise to make any progress towards the development of Licensed Products consistent with sound and reasonable business practices and judgment, and fail to agree with Licensor in the subsequent sixty (60) days on a development schedule for Licensed Products. Upon such termination, the license rights shall revert back to Licensor.
10.5
Default for Bankruptcy.
(a)
Each Party shall have the right, at its option, to the extent permitted under Applicable Law to terminate this Agreement upon the filing or initiation by the other Party of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.
(b)
Upon early termination of this Agreement by a Party under this Section 10.5, all licenses and rights to licenses granted under or pursuant to this Agreement by the other Party to such Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. Such other Party agrees that such Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against such other Party under the Code, such Party shall be entitled to a complete duplicate of, or complete access to (as such Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to such Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by such Party, unless such other Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under subsection (ii) above, upon the rejection of this Agreement by or on behalf of such other Party upon written request therefor by such Party. Notwithstanding the foregoing, Licensee reserves the right to exercise the Buyout incident to any bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Licensor.
10.6
Effect of Termination.
(a)
Except as provided under Section 10.5 above, upon any other termination of this Agreement other than due to a Buyout, as of the date of termination set forth in Licensee’s termination notice (in the case of termination by Licensee) or receipt by Licensee of notice of such termination (in the case of a termination by Licensor), Licensee and its Affiliates shall immediately cease exploiting any of the Licensed Patents and return all copies of the same to Licensor and cease production of all Licensed Products; provided, however, that Licensee, its Affiliates and each Sublicensee may dispose of any Licensed Products manufactured as of the date of termination, and may complete manufacture of Licensed Products then in the process of manufacture, and sell them, provided that Licensee shall pay to Licensor running royalties in accordance with Section 5.2 with respect thereto and otherwise complies with the terms of this Agreement.
(b)
Upon the automatic termination of this Agreement upon a Buyout, on the Buyout Closing Date, the obligations and rights of the Parties under Sections 1, 2.3(b), 2.3(c), 2.3(e) 6.1, 6.4, 7.1, 8.1, 8.2, 8.3, 9.1, 9.2, 9.3, 10.5, 10.6, 10.7 and 11 shall survive expiration or termination of this Agreement.
10.7
No Waiver; Survival.
(a)
No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing prior to the time of such termination.
(b)
Except in the event of a termination following Buyout, the obligations and rights of the Parties under Sections 1, 5.2 (for the duration of permitted Net Sales following termination), 5.6, 5.7, 5.8, 5.9, 6.1, 6.4, 6.5, 7.1, 8.1, 8.2, 8.3, 9.3, 10.5, 10.6, 10.7 and 11 shall survive expiration or termination of this Agreement.
11.
GENERAL PROVISIONS
11.1
Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party without the prior written consent of the other Party. Nothing in this relationship shall be construed to create a joint venture, agency, partnership, fiduciary or other similar relationship between the Parties.

11.2
Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto and/or their Affiliates with respect to the subject matter hereof.
11.3
Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.
11.4
Reformation. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the Parties as evidenced by the provision held to be unenforceable.
11.5
Modification. No amendment or modification of this Agreement shall be effective unless in writing signed by the Parties hereto and it expressly refers to this Agreement. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties.
11.6
Assignability. Licensee shall have the right to assign the license granted hereunder or this Agreement without the prior written consent of Licensor by providing Licensor or its successor interest with a written notice to such effect and subject to the assignee agreeing in writing to assume all obligations due from Licensee hereunder.
11.7
Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance to the extent caused by circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, acts of Governmental Authorities including any closures due to pandemics, or terrorism.
11.8
Notices.
(a)
Any payment, notice or other communication pursuant to this Agreement shall be mailed by certified or registered mail, postage prepaid, or delivered by overnight delivery service addressed as follows or to such other address designated by written notice given to the other Party or faxed to the other party if the sender has evidence of successful transmission:

If to Licensor: Statera Biopharma, Inc. 2580 East Harmony Road, Suite 316	If to Licensee: Tivic Health Systems, Inc. 47685 Lakeview Blvd

Fort Collins, CO 80528 Attn: Michael Handley	Fremont, CA 94538 Attn: Jennifer Ernst
(b)
Any such payment, notice or other communication shall be effective upon receipt.
11.9
Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of Delaware without regard to conflicts of laws or rules of any jurisdiction without regard to its conflict of laws rules. This Agreement is subject to all U.S. federal laws, including, but not limited to, the Export Administration Act of the United States of America. No conflict-of-laws rule or Laws that might refer such construction and interpretation to the laws of another state, republic, country or country shall be considered.
11.10
Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.
11.11
Language. All interactions between Licensee and Licensor relating to this Agreement shall take place in the English language. All documents, instruction and assistance that Licensor provides shall be in the English language.
11.12
Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures may be transmitted by facsimile, thereby constituting the valid signature and delivery of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers effective as of the Effective Date.

Statera Biopharma, Inc. By: /s/ Michael Handley__________ Name: Michael Handley Title: Chief Executive Officer	Tivic Health Systems, Inc. By: /s/ Jennifer Ernst Name: Jennifer Ernst Title: Chief Executive Officer

EXHIBIT A-1
LICENSED PATENTS 1

EXHIBIT A-2
LICENSED PATENTS 2

EXHIBIT B
MATERIALS

EXHIBIT C
BILL OF SALE

EXHIBIT D
ARBITRATION PROCEDURES

EXHIBIT E
GOVERNMENTAL AUTHORITY
FUNDING ARRANGEMENTS

EXHIBIT F
LICENSED MOLECULES

EXHIBIT G
FORM OF CERTIFICATE OF DESIGNATION